Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to Registration Statement on Form F-1 of Pintec Technology Holdings Limited of our report dated May 4, 2018, except for the presentation of the cash flow statements as described in note 2(f), as to which the date is June 19, 2018, relating to the financial statements of Pintec Technology Holdings Limited, which appears in this Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers Zhong Tian LLP
Beijing, the People’s Republic of China
October 19, 2018